Execution Version

Exhibit 4.3
FEDERATED NATIONAL HOLDING COMPANY,

as Issuer

and

THE BANK OF NEW YORK MELLON,
as Trustee

and

THE BANK OF NEW YORK MELLON, LONDON BRANCH,
as Paying Agent

and

THE BANK OF NEW YORK MELLON SA/NV, LUXEMBOURG BRANCH,
as Registrar

SUPPLEMENTAL INDENTURE NO. 2

DATED AS OF DECEMBER 29, 2017

SENIOR UNSECURED FIXED RATE NOTES DUE 2022

SUPPLEMENTAL INDENTURE NO. 2

THIS SUPPLEMENTAL INDENTURE NO. 2 (the “Supplemental Indenture”) is made effective as of the 29th day of December, 2017, by and between Federated National Holding Company, a Florida corporation (the “Company”), The Bank of New York Mellon, a company organized under the laws of New York, as trustee (together with its successors and assigns, in such capacity, the “Trustee”), The Bank of New York Mellon, London Branch, as paying agent (together with its successors and assigns, in such capacity, the “Paying Agent”), and The Bank of New York Mellon SA/NV, Luxembourg Branch, as registrar (together with its successors and assigns, in such capacity, the “Registrar”).  Capitalized terms used but not defined herein shall have the meanings set forth in Indenture (as defined below).

W I T N E S S E T H:

WHEREAS, simultaneously herewith, the Company is entering into an Indenture, dated as of December 28, 2017 (the “Indenture”), with the Trustee, the Paying Agent, and the Registrar, pursuant to which the Company is issuing an aggregate of $45,000,000 initial principal amount of Senior Notes (the “Notes”);

WHEREAS, pursuant to Section 9.2 of the Indenture, the Company desires to amend certain provisions of the Indenture with respect to the 2022 Notes (as defined below); and

WHEREAS, in accordance with the terms of the Indenture, the Company has executed and delivered this Supplemental Indenture to the Trustee.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.          Amendments.     As permitted by Section 9.2 of the Indenture:

(a)  Section 1.1 of the Indenture is hereby amended by adding the following definitions:

“2022 Notes” means the $20,000,000 in aggregate principal amount of Senior Unsecured Fixed Rate Notes due 2022 of the Company issued under the Indenture, as supplemented by Supplemental Indenture No. 2, on the Issue Date.”

“Egan Jones” means Egan Jones Rating Company, or any successor thereto.”

“Interest Rate” means a per annum rate equal to (a) 8.375% for each Interest Accrual Period for which a Step-up Event is not in effect at all times during such Interest Accrual Period; or (b) for each Interest Accrual Period for which a Step-up Event is in effect at any point during such Interest Accrual Period, 8.375% plus an additional 50 basis points for each notch downgrade of the Company below “BBB” by Egan Jones.”

“Step-up Event" shall occur and be in effect for any Interest Accrual Period or part thereof for which the 2022 Notes cease to be rated at least “BBB” by Egan Jones. The Company shall notify the Trustee in writing of any Step-up Event within three Business Days following such Step-up Event. The Trustee shall not be charged with knowledge of a Step-up Event unless and until it has received written notice of such Step-up from either (i) the Company or (ii) Holders representing a majority of the outstanding principal amount of the 2022 Notes.”

(b)  Article III of the Indenture is hereby amended by adding new Sections 3.18 and 3.19, as follows:

“SECTION 3.18.  Maintenance of Ratios.  As of the end of each fiscal quarter while the 2022 Notes are outstanding, beginning with the fiscal quarter ended March 31, 2018, the Company shall not have a Debt to Equity Ratio greater than 35%.

SECTION 3.19.  Ratings.  The Company shall (i) use its best efforts to maintain a rating of the 2022 Notes by Egan Jones or an equivalent NRSRO of not less than BBB+ and (ii) ensure that the 2022 Notes are rated at least “BB-” by Egan Jones or an equivalent NRSRO (it being understood that this clause (ii) will be breached regardless of whether the Company has used its best efforts to maintain such rating).”

Section 2.          Rights of Holders Modified.     For the avoidance of doubt, the rights of the Holders of the 2022 Notes are modified by this Supplemental Indenture, the provisions of which shall be controlling in the event of any conflict between such provisions and any provisions set forth in the 2022 Notes.

Section 3.          Ratification and Incorporation of Indenture.     The Indenture, supplemented and amended as hereinabove set forth, is in all respects ratified and confirmed, and the terms and conditions thereof, supplemented and amended as hereinabove set forth, shall be and remain in full force and effect. The Trustee is not responsible for the validity or sufficiency of this Supplemental Indenture or for the recitals contained herein.

Section 4.          Governing Law.     THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW (EXCEPT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW TO THE EXTENT THAT IT MANDATES THAT THE LAW OF THE STATE OF NEW YORK GOVERN).

Section 5.          Counterparts.     This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed by their respective officers, thereunto duly authorized, effective as of the day and year first above written.

Federated National Holding Company

By:	/s/	Ronald Jordan
Name:		Ronald Jordan
Title:		CFO

The Bank of New York Mellon,
as Trustee

By:	/s/	Arsala Kidwai
Name:		Arsala Kidwai
Title:		Vice President

The Bank of New York Mellon, London Branch,
as Paying Agent

By:	/s/	Wanda Camacho
Name:		Wanda Camacho
Title:		Vice President

The Bank of New York Mellon SA/NV, Luxembourg Branch,
as Registrar

By:	/s/	Arsala Kidwai
Name:		Arsala Kidwai
Title:		Vice President

Signature Page to Supplemental Indenture No. 2